EXHIBIT 99.1

Filed by EXCO Resources, Inc.

Pursuant to Rule 14a-12 under the

Securities Exchange Act of 1934.

EXCO RESOURCES, INC. ANNOUNCES MILLER GROUP ARRANGES SHORT EXTENSION OF ACQUISITION FINANCING COMMITMENT

Dallas, Texas, March 3, 2003 — EXCO Resources, Inc. (“EXCO”) announced today that its chairman, Douglas H. Miller, has advised EXCO that his group has arranged a short extension of the commitment it had previously received for financing to fund the group’s proposed acquisition of EXCO.  Miller reported “The extension will allow time for the finalization and execution of definitive documentation with investors and for negotiations with and final consideration by the Special Committee of EXCO’s Board of Directors.”

Additional information about EXCO Resources, Inc. may be obtained by contacting EXCO’s President, Ted Eubank, at EXCO’s headquarters, 6500 Greenville Avenue, Suite 600, LB 17, Dallas, Texas 75206, telephone number (214) 368-2084.

This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of EXCO. There can be no assurance that the proposed transaction described in this press release will be accepted by the company in its proposed form or any revised form or, that even if accepted, that the transaction will close.

In the event that the proposed transaction is accepted by EXCO, the acquiring person or entity and EXCO will be required to make certain other filings regarding the proposed transaction with the Securities and Exchange Commission. Investors and security holders are advised to read all such filings regarding the proposed transaction, when and if the transaction proceeds and such filings are made, because they will contain important information. Investors and security holders may obtain free copies of any such filings (when and if they become available) and other documents filed by EXCO with the SEC at the SEC’s web-site at www.sec.gov. Information concerning any participants in any solicitation of EXCO’s shareholders that is made in connection with the proposed transaction will be disclosed when available.